Exhibit 99.2

Evolution Petroleum Announces the Acquisition of a Working Interest Property from Merit Energy in the Hamilton Dome Field
Houston, TX, / November 6, 2019 / Evolution Petroleum Corporation (NYSE American: EPM) (“Evolution” or the “Company”) today announced it has closed on the acquisition of certain producing assets from Merit Energy Company (“Merit”) for a purchase price of $9.5 million in cash. This transaction is a substantive first step in the Company's efforts to diversify and grow its asset base through the acquisition of primarily long life, developed oil and gas properties, which will be supportive of the Company’s dividend.
Acquisition Highlights:

•	23.51% Non-operated working interest and 19.70% revenue interest (NRI 83.79%)

•	Long life reserves – premier field having produced over 160 MMBO over 100 years

•	Adds approximately 23% to daily oil production and 30% to proved reserves

•	100% Oil production – averaging low single-digit decline rates

•	Top tier operator – Merit will continue to operate this field as they have for 20+ years

•	Transaction supportive of the Company's dividend
Transaction Details:
On November 1, 2019, and effective as of October 1, 2019, our wholly-owned subsidiary, Evolution Petroleum West, Inc., a Delaware corporation, purchased a 23.51% non-operated working interest and a 19.70% revenue interest (NRI 83.79%) in the Hamilton Dome field located in Hot Springs County, Wyoming from entities owned or controlled by Merit for $9,500,000 in cash, and assumed asset retirement obligations. Assets included in the transaction consist of 265 producing and water injection wells and associated facilities. Other Merit entities retain the vast majority of the remaining working interest and Merit will continue to operate this field.

Transaction Funding and Capital Available:
Evolution funded 100% of the $9.5 million purchase price with available cash. As of September 30, 2019, the Company’s cash balance was $31.4 million. The Company remains debt free with $40 million of undrawn borrowing base availability under its credit agreement. Evolution intends to continue to evaluate asset acquisition opportunities to further grow the Company and support its dividend strategy.

“We are very pleased with the closing of this transaction”, said Jason E. Brown, Evolution’s President and Chief Executive Officer. “The Hamilton Dome assets are very consistent with our stated acquisition program. This field shares many qualities with our current asset, the Delhi field, in its relatively low geologic and operational risk, low production decline and long-life reserves, which should materially contribute to our dividend. We are pleased to become partners with a first-class operator like Merit. Throughout our due diligence process, we were impressed with the quality field operations and detailed records. This acquisition demonstrates our ability to source, evaluate, and execute on unique opportunities that fit within our overall intent to grow and diversify our assets. This is a solid first step in growing our business in a way that we believe is accretive to our shareholders. In addition to giving our Company diversification from our single Delhi field asset, it adds over 23% to our daily production and 30% to our Proved reserves, all while lowering our DD&A and G&A per BOE by more than 10% and 15%, respectively. The operating expense per barrel is somewhat higher than Delhi and the realized oil price is lower, however we believe that improving pipeline capacity to the region will result in a stronger market. It is also worth noting that while Hamilton Dome does not include a royalty interest such as Delhi, the net revenue interest is higher than the industry norm.”

About Evolution Petroleum
Evolution Petroleum Corporation is an independent energy company focused on delivering a sustainable dividend yield to its shareholders through the ownership, management and development of producing oil and gas properties. The Company’s long-term goal is to build a diversified portfolio of assets primarily through acquisition, while seeking opportunities to maintain and increase production through selective development, production enhancement and other exploitation efforts on its properties. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at www.EvolutionPetroleum.com.
Cautionary Statement
All forward-looking statements contained in this press release regarding current expectations, potential results and future plans and objectives of the Company involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," “outlook,” “should,” “will,” and words of similar meaning are forward-looking statements. Although our expectations are based on business, engineering, geological, financial and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the SEC. The Company undertakes no obligation to update any forward-looking statement.

Company Contacts:
Jason Brown, President & CEO
David Joe, SVP & CFO
(713) 935-0122